Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
1.	Registration Statement (Form S-8 No. 333-61406) pertaining to the Peabody Energy Corporation Employee Stock Purchase Plan (as amended), Long-Term Equity Incentive Plan, and Equity Incentive Plan for Non-Employee Directors,

2.	Registration Statement (Form S-8 No. 333-70910) pertaining to the Peabody Holding Company, Inc. Employee Retirement Account, Lee Ranch Coal Company Retirement and Savings Plan, and Western Surface Agreement-UMWA 401(k) Plan,

3.	Registration Statement (Form S-8 No. 333-75058) pertaining to the Peabody Energy Corporation Deferred Compensation Plan,

4.	Registration Statement (Form S-8 No. 333-109305) pertaining to the Black Beauty Coal Company 401(k) Plan,

5.	Registration Statement (Form S-8 No. 333-105455) pertaining to the 1998 Stock Purchase and Option Plan for Key Employees of Peabody Energy Corporation,

6.	Registration Statement (Form S-8 No. 333-105456) pertaining to the 1998 Stock Purchase and Option Plan for Key Employees of Peabody Energy Corporation,

7.	Registration Statement (Form S-3 No. 333-136108) and related combined prospectus of Peabody Energy Corporation,

8.	Registration Statement (Form S-8 No. 333-117767) pertaining to the Peabody Energy Corporation 2004 Long-Term Equity Incentive Plan,

9.	Registration Statement (Form S-8 No. 333-136443) pertaining to the Big Ridge, Inc. 401 (k) Profit Sharing Plan and Trust, and

10.	Registration Statement (Form S-8 No. 333-140218) pertaining to the Peabody Western-UMWA 401(k) Plan.
of our reports dated February 20, 2007, with respect to the consolidated financial statements and schedule of Peabody Energy Corporation included in this Annual Report (Form 10-K/A) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
St. Louis, Missouri
September 4, 2007